Exhibit 99.1

American States Water Company Announces Earnings for the Fourth Quarter and the Year 2009

SAN DIMAS, Calif.--(BUSINESS WIRE)--March 11, 2010--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.18 per common share for the fourth quarter ended December 31, 2009 as compared to basic and fully diluted earnings of $0.16 per common share, respectively, for the fourth quarter ended December 31, 2008. Basic and diluted earnings per share for the twelve months ended December 31, 2009 were $1.63 and $1.62, respectively, compared to $1.27 and $1.26 per share on a basic and fully diluted basis, respectively, for the twelve months ended December 31, 2008. The following table provides diluted earnings per share (“EPS”), as adjusted (a non-GAAP financial measure), for 2008 to remove the effects of a goodwill impairment charge and an unrealized gain on purchased power contracts:

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Diluted EPS, as reported	$0.18	$0.16	$1.62	$1.26
Goodwill impairment charge	-	0.27	-	0.27
Unrealized gain on purchased power contracts	-	(0.03)	-	(0.05)
Diluted EPS, as adjusted	$0.18	$0.40	$1.62	$1.48

Fourth Quarter 2009 Results

The $0.02 per share increase in reported diluted earnings for the fourth quarter of 2009, as compared to the same period of 2008, is due to the following items:

  A goodwill impairment charge of $7.7 million, or $0.27 per share, was recorded in 2008, to reflect the impairment of goodwill at Chaparral City Water Company (“CCWC”), an AWR subsidiary and a regulated utility in Arizona, in accordance with the accounting guidance for goodwill.
  An unrealized gain on purchased power contracts of $788,000, or $0.03 per share, at AWR’s Golden State Water Company (“GSWC”) subsidiary was recorded in the fourth quarter of 2008. All unrealized gains and losses resulting from a new purchased power contract, effective January 1, 2009, are deferred into a regulatory memorandum account as authorized by the California Public Utilities Commission (“CPUC”).
  The water and electric gross margins increased by $2.3 million, or $0.07 per share, primarily due to higher water revenues, as more fully discussed below.
  Operating expenses, other than supply costs, increased at the Company’s water and electric utilities by $5.9 million, or $0.19 per share, as more fully discussed below.
  Net interest expense (interest expense less interest income) increased by $394,000, or $0.01 per share, due to an increase in long-term debt resulting from the issuance of $40.0 million of notes in March 2009 and the recording of $159,000 in the interest rate balancing account approved in July 2009 in GSWC’s cost of capital proceeding, partially offset by lower short-term borrowings and short-term interest rates.
  An increase in the effective tax rate during the fourth quarter of 2009 as compared to the same period in 2008 negatively impacted earnings by $0.08 per share, primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements including pension expense.
  An increase in the weighted average number of common shares outstanding resulting from the issuance of 1.1 million shares of AWR’s Common Stock in a public offering completed in May 2009 resulted in a decrease of $0.01 per share.

Operating revenues increased by $2.1 million to $86.3 million for the fourth quarter of 2009, compared to $84.2 million recorded in the fourth quarter of 2008, an increase of 2.5%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2009	2008	$ Change	% Change
Water	$63,671	$61,112	$2,559	4.2%
Electric	7,839	6,670	1,169	17.5%
Contracted services	14,800	16,420	(1,620)	(9.9%)
Total operating revenues	$86,310	$84,202	$2,108	2.5%

Water revenues for the fourth quarter of 2009 increased by $2.6 million, or 4.2%, due primarily to: (i) higher customer rates approved by the CPUC effective January 1, 2009, which added approximately $1.4 million to water revenues in the fourth quarter of 2009, and (ii) an increase of $6.1 million in revenues for the fourth quarter of 2009 as a result of the implementation of the Water Revenue Adjustment Mechanism (“WRAM”) account for Regions II and III in late November of 2008 and September 2009 for Region I. These increases were partially offset by a decrease in actual consumption of approximately 8% when compared to the fourth quarter of 2008.

Electric revenues increased by 17.5% to $7.8 million compared to $6.7 million for the fourth quarter of 2008 due primarily to an increase in rates approved by the CPUC in October 2009 and higher demand in late 2009 resulting from an increase in skiing and other winter recreational activities.

Contracted services revenues are composed of construction revenues (including renewals and replacements) and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues decreased by $1.6 million, or 9.9%, during the fourth quarter of 2009 primarily due to a reduction in construction revenues. Construction revenues decreased by $3.2 million at Fort Bliss and the military bases in Virginia related to special projects in 2008, partially offset by increases in construction activities of $1.8 million at Fort Bragg, Fort Jackson and Andrews Air Force base.

Total operating expenses for the fourth quarter of 2009 decreased by $1.4 million to $75.2 million as compared to the $76.6 million recorded for the same period in 2008, mainly reflecting: (i) a goodwill impairment charge of $7.7 million recorded in the fourth quarter of 2008, with no impairment charge in 2009, and (ii) a reduction in construction expenses at ASUS of $2.3 million in 2009 due to lower construction activities.

These reductions to operating expenses were partially offset by: (i) an increase of $1.5 million in supply costs primarily resulting from higher water supplier rates and water consumption levels as covered in the adopted revenue requirements as compared to 2008; (ii) an unrealized gain on power contracts of $788,000 recognized in 2008, with no similar earnings impact in 2009; (iii) increased administrative and general expenses primarily reflecting a $3.8 million pretax charge related to legal and settlement costs in connection with a settlement agreement reached between the Company and two former officers, and an increase in pension expense of approximately $912,000; (iv) a $1.8 million increase in maintenance costs; (v) an increase in depreciation and amortization expense, reflecting the effects of closing $73.6 million of additions to utility plant during 2008, and (vi) an increase in property and other taxes.

The table below sets forth pretax operating income by segment for the fourth quarter:

(in thousands)	2009	2008	$ Change	% Change
Water	$8,716	$5,802	$2,914
Electric	588	261	327
Contracted services	1,819	1,578	241
AWR parent	(16)	(21)	5
Total pretax operating income	$11,107	$7,620	$3,487	45.8%

Interest expense increased by $262,000 to $5.5 million during the fourth quarter of 2009, as compared to $5.2 million during the fourth quarter of 2008. The increase reflected the issuance of $40.0 million of notes in March 2009 with an interest rate of 6.7%. In addition, a cost of capital proceeding authorized an interest rate balancing account in July 2009, whereby $159,000 of additional interest expense was recorded during the three months ended December 31, 2009. The interest rate balancing account tracks the difference between the forecasted incremental cost of debt and the actual cost of debt issued after January 1, 2009. These increases were partially offset by lower short-term borrowings and short-term interest rates. Average bank loan balances outstanding under an AWR credit facility for the fourth quarter of 2009 were approximately $19 million, as compared to an average of $71 million during the same period of 2008. The average interest rate on short-term borrowings for the fourth quarter of 2009 was 0.9%, as compared to an average of 3.0% during the same period of 2008.

Interest income decreased by $132,000 during the fourth quarter of 2009, due primarily to lower interest rates earned on the uncollected balance of the Aerojet litigation memorandum account.

Income tax expense for the fourth quarter of 2009 was $2.6 million as compared to an income tax benefit of $88,000 for the same period in 2008 primarily due to a significant increase in the effective income tax rate (“ETR”). The ETR for the three months ended December 31, 2009 was 43.5% compared to a small tax benefit for the same period of 2008. The increase in the ETR was primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements including pension expense.

Year-to-Date 2009 Results

Diluted earnings per share reported for the twelve months of 2009 were $1.62 compared to $1.26 for 2008, an increase of $0.36 per share. Contributing to the increase in diluted earnings per share are the following significant items: (i) a goodwill impairment charge of $7.7 million, or $0.27 per share, recorded in 2008; (ii) an increase in the water and electric gross margin of $13.1 million, or $0.43 per share, primarily due to higher water revenues and the recording of $3.1 million of additional revenues due to the CPUC’s approval in April 2009 of the Water Conservation Memorandum Accounts; (iii) the recording of $1.0 million in settlement proceeds, or $0.03 per share, resulting from a settlement agreement reached with Mirant Trading; (iv) the improved financial performance of contracted services at military bases resulting in an increase in ASUS’ pretax operating income of $7.3 million, or $0.24 per share, and (v) a tax benefit of $918,000, or $0.05 per share, recorded in the first quarter of 2009 due to changes in state apportionment laws.

The increases to diluted earnings per share discussed above were partially offset by: (i) an unrealized gain on purchased power contracts, which increased pretax income by $1.6 million, or $0.05 per share, in 2008 with no corresponding gain in 2009; (ii) an increase in operating expenses, other than supply costs, of $12.2 million, or $0.40 per share, at the Company’s water and electric utility businesses, due primarily to higher labor and other related benefits including pension expense, an increase in outside service costs (excluding the effects of the Mirant settlement discussed previously), a $3.8 million charge related to legal and settlement costs as discussed in the quarterly section, an increase in property and other taxes, and an increase in maintenance, depreciation and amortization expenses; (iii) the recording of a loss at CCWC on settlement for removal of wells of $760,000, or $0.02 per share, as a result of a decision issued by the Arizona Corporation Commission in October 2009; (iv) an increase in interest expense, net of interest income, of $1.9 million, or $0.06 per share; (v) a decrease of $0.06 per share due to an increase in the weighted average number of common shares outstanding, and (vi) an increase in the effective income tax rate at GSWC for the twelve months ended December 31, 2009 unfavorably impacting earnings by $0.07 per share due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Regulatory Matters

In March 2010, GSWC will file for recovery of its Region II and Region III WRAM balances, net of the modified cost and supply cost balancing accounts. In the filing, GSWC is requesting recovery of approximately $18.3 million through a surcharge.

GSWC filed its general rate case for Regions II and III plus the general office on July 1, 2008 for rates effective for years 2010, 2011 and 2012. In November 2009, the CPUC issued a proposed decision (“PD”) for this general rate case. Due to the complexity of the issues addressed in the proposed decision, the CPUC subsequently withdrew the PD. On January 29, 2010, the CPUC issued a ruling revising the scoping memo and reopening the general rate case proceeding to receive supplemental information and testimony on a number of issues. GSWC has provided additional information and written testimony on these issues to the CPUC. Evidentiary hearings are scheduled for April 2010, with a final decision expected in September 2010. At this time, management cannot predict the outcome of the final decision; however, the new rates, once approved by the CPUC, are expected to be retroactive to January 1, 2010.

Military Base Contract Modifications – Subsequent Events

In March 2009, a subsidiary of ASUS filed a request for equitable adjustment (“REA”) related to a joint inventory report for Fort Bragg in North Carolina. The report indicated the size of Fort Bragg’s infrastructure to be greater than what was assumed under the original 50-year contract. In January 2010, the U.S. government issued a contract modification approving the REA. As a result of this contract modification, ASUS will record $3.1 million of revenues and pretax operating income during the first quarter of 2010 (approximately $2.8 million of which is retroactive for the period from the commencement of the contract in March 2008 to December 31, 2009). The U.S. government is also expected to issue a further contract modification to continue the payment of this increased amount prospectively.

In March 2008, another subsidiary of ASUS filed an REA as a claim with the U.S. government to adequately reflect the amount of assets included in the infrastructure at Fort Bliss in Texas, which is substantially more than originally estimated by the U.S. government as part of its solicitation for this contract. In January 2010, this ASUS subsidiary and the U.S. government entered into a settlement agreement pursuant to which the U.S. government will pay ASUS retroactive operation and maintenance management fees and retroactive renewal and replacement fees from the contract commencement date, October 1, 2004. The payment of these funds is subject to availability of funding by the U.S. government. As such, no amounts will be recorded until an executed contract modification is received from the U.S. government which is expected in the second quarter of 2010.

Non-GAAP Financial Measures

This press release includes a presentation of “Diluted EPS, as adjusted” which excludes a goodwill impairment charge for CCWC and unrealized gains on purchased power contracts during the three and twelve months ended December 31, 2008. In addition, in the quarter and year-to-date results we have included a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the Company's operating performance without giving effect to a goodwill impairment charge and unrealized gains on purchased power contracts that occurred in 2008, which had been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the Company. Moreover, management believes that this presentation facilitates comparisons between the Company and other companies in its industry but again may not be comparable to similarly titled non-GAAP financial measures of other registrants. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the Company's historical results, exclusive of the goodwill impairment charge in 2008 and unrealized gains/losses on purchased power contracts. Furthermore, Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget as approved.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Fourth Quarter 2009 Earnings Release Conference Call - The Company will host a conference call today, March 11, 2010 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be recorded and replayed beginning Thursday, March 11, 2010 at 2:00 p.m. PT and will run through Thursday, March 18, 2010. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 58910587.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	December 31,	December 31,
(in thousands)	2009	2008
	(Unaudited)
Assets
Utility Plant-Net	$866,418	$825,262
Goodwill	4,437	4,610
Other Property and Investments	11,720	10,689
Current Assets	96,015	90,614
Regulatory and Other Assets	134,703	130,112
	$1,113,293	$1,061,287
Capitalization and Liabilities
Capitalization	$665,296	$577,039
Current Liabilities	99,706	137,397
Other Credits	348,291	346,851
	$1,113,293	$1,061,287

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Operating Revenues	$86,310	$84,202	$360,973	$318,718

Operating Expenses:
Supply costs	$21,464	$19,993	$93,242	$80,897
Unrealized gain on purchased power contracts	-	(788)	-	(1,554)
Other operation expenses	7,495	7,661	29,476	30,076
Administrative and general expenses	20,740	16,639	70,145	62,716
Maintenance	5,517	3,762	17,529	16,331
Depreciation and amortization	8,409	8,077	33,557	31,562
Property and other taxes	3,401	3,092	13,068	12,312
ASUS construction expenses	8,177	10,446	33,717	23,872
Loss on settlement for removal of wells	-	-	760	-
Goodwill impairment charge	-	7,700	-	7,700
Net gain on sale of property	-	-	(15)	-
Total operating expenses	$75,203	$76,582	$291,479	$263,912

Operating income	$11,107	$7,620	$69,494	$54,806

Interest expense	(5,492)	(5,230)	(22,306)	(21,330)
Interest income	276	408	947	1,837
Other	131	(20)	221	71

Income From Operations Before Income Tax Expense	$6,022	$2,778	$48,356	$35,384

Income tax expense	2,620	(88)	18,825	13,379

Net Income	$3,402	$2,866	$29,531	$22,005

Weighted Average Shares Outstanding	18,517	17,292	18,052	17,262
Earnings Per Common Share	$0.18	$0.16	$1.63	$1.27
Weighted Average Diluted Shares	18,660	17,416	18,188	17,394
Earnings Per Diluted Share	$0.18	$0.16	$1.62	$1.26
Dividends Declared Per Common Share	$0.26	$0.25	$1.01	$1.00

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707